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                            August 5, 2022

       Steven M. Klein
       Chairman, President and Chief Executive Officer
       Northfield Bancorp, Inc.
       581 Main Street
       Woodbridge, NJ 07095

                                                        Re: Northfield Bancorp,
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed July 29, 2022
                                                            File No. 333-266406

       Dear Mr. Klein:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance